Exhibit.10.2

EVERI HOLDINGS INC.

NOTICE OF GRANT OF STOCK OPTION

Everi Holdings Inc. (the “Company”) has granted to the Participant an option (the “Option”) to purchase certain shares of Stock pursuant to the Everi Holdings Inc. 2014 Equity Incentive Plan (the “Plan”), as follows:

Participant:	Award No.:

Date of Grant:	__________, 2016

Number of Option Shares:	, subject to adjustment as provided by the Option Agreement.
Exercise Price per Share:	$_____
Vesting Start Date:	__________, 2016
Option Expiration Date:	The tenth anniversary of the Date of Grant.
Tax Status of Option:	Nonstatutory Stock Option
Vested Shares:

Except as provided in the Option Agreement and provided the Participant’s Service has not terminated prior to the applicable vesting date, the number of Vested Shares is determined as follows:

Twenty-five percent (25%) of the total Number of Option Shares shall vest and become Vested Shares on each of the first four anniversaries of the Vesting Start Date (disregarding any resulting fractional share) (each such vesting date is referred to herein as a “Vesting Date” and each such vesting tranche is referred to herein as a “Tranche”), provided that as of the Vesting Date for each Tranche the closing price of the Company’s shares on the New York Stock Exchange (the “Closing Price”) is at least $_____ (“Price Hurdle”).

If the Price Hurdle is not met as of the Vesting Date for a Tranche, then the Tranche shall vest and become Vested Shares on the last day of a period of thirty (30) consecutive Trading Days during which the Closing Price is at least the Price Hurdle.

No shares shall become Vested Shares after the earlier of the Participant’s termination of Service or termination of the Option.

“Trading Day” shall mean any day upon which the Company’s common stock is traded on the New York Stock Exchange.

Accelerated Vesting:

Notwithstanding any other provision contained in this Notice of Grant of Stock Option or the Option Agreement, the total Number of Option Shares shall become Vested Shares immediately prior to, but conditioned upon, the consummation of a Change in Control, provided that the Participant’s Service has not terminated prior to the date of the Change in Control.

Suspension of Vesting:

During any authorized leave of absence, the vesting of the Option as provided by this Grant Notice shall be suspended after the leave of absence exceeds a period of ninety (90) days.  Vesting of the Option shall resume upon the Participant’s termination of the leave of absence and return to Service. The period of Service required for each subsequent tranche determined in accordance with the vesting schedule above shall be extended by the length of the suspension.  Any extension of the vesting schedule shall not defer the Option Expiration Date.

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Option is governed by this Notice of Grant of Stock Option and by the provisions of the Option Agreement and the Plan, both of which are made a part of this document, and by the Superseding Agreement, if any.  The Participant acknowledges that copies of the Plan, the Option Agreement and the prospectus for the Plan are available on the Company’s internal web site and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Notice of Grant of Stock Option.  The Participant represents that the Participant has read and is familiar with the provisions of the Option Agreement and the Plan, and hereby accepts the Option subject to all of their terms and conditions.

EVERI HOLDINGS INC.	PARTICIPANT

By:
Michael D. Rumbolz	Signature
Chief Executive Officer
Date

Address: 7250 S. Tenaya Way, Suite 100
Las Vegas, NV 89113	Address

ATTACHMENTS:  2014 Equity Incentive Plan, as amended to the Date of Grant; Stock Option Agreement; Exercise Notice; and Plan Prospectus